Execution copy

UMBRELLA SERVICES AGREEMENT

between

ANGLO PLATINUM LIMITED
Registration number: 1946/022452/06
("APL")

and

ANOORAQ RESOURCES CORPORATION
Registration number: 10022-2033
("Anooraq")

and

RICHTRAU NO. 179 (PROPRIETARY) LIMITED
(to be renamed “BOKONI PLATINUM HOLDINGS (PROPRIETARY) LIMITED”)
Registration number: 2007/016711/07
("the Company")

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1.	Definitions and interpretation

1.1

In this Agreement, the following words shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	"Ad Hoc Services"

- means the services which form the subject matter of Ad Hoc Services Agreements which will be performed and rendered by the Service Providers to the Company on an ad hoc basis in accordance with the provisions of clause 7.3;

1.1.2	"Ad Hoc Services Agreements"	- shall have the meaning given to this term in clause 7.3.1;

1.1.3	"Ad Hoc Service Fee"	- shall have the meaning given to this term in clause 9.1;

1.1.4	"the/this Agreement"	- means this umbrella services agreement, as amended and varied in writing from time to time;

1.1.5	"Anooraq"	- means Anooraq Resources Corporation, registration number 10022-2033, a public company registered and incorporated in accordance with the laws of British Columbia, Canada;

1.1.6	“Anooraq Group”

- means Anooraq and its holding companies, whether direct or indirect, and all of Anooraq's subsidiaries, whether direct or indirect, and all subsidiaries of Anooraq's holding companies, whether direct or indirect;

1.1.7	"APL"	- means Anglo Platinum Limited, registration number 1946/022452/06, a public company registered and incorporated in accordance with the laws of South Africa;

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1.1.8	"APL Group"

- means APL and its holding companies, whether direct or indirect, and all of APL's subsidiaries, whether direct or indirect, and all subsidiaries of APL's holding companies, whether direct or indirect;

1.1.9	"Business Day"	- means any day other than a Saturday, Sunday or an official public holiday in South Africa;

1.1.10	“Closing Date”	- means the closing date as defined in the Phase 3 Implementation Agreement;

1.1.11	"Commencement Date"	- means, in relation to each Continuous Services Agreement, the commencement date specified in such Continuous Services Agreement;

1.1.12	"the Company"	- means Richtrau No. 179 (Proprietary) Limited, registration number 2007/016711/07, a private company registered and incorporated in accordance with the laws of South Africa;

1.1.13	"Confidential Information"

- means any technical, commercial, scientific, marketing or business information, any documentation, know-how, trade secrets, marketing strategies, processes, machinery, designs, technical specifications, development plans, concepts and ideas, financial information, customer information or records, business plans, customer and vendor lists, products, analysis, test results, descriptions, drawings, computer software, programming, hardware configurations, systems, materials and/or data and all other information of any kind or nature, proprietary to or a trade secret of a Party, whether or not formally designated as confidential and whether in written, oral,

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magnetic, or machine-readable or other format;

1.1.14	"Continuous Services"

- means the services set out in the Continuous Services Agreements which will be performed and rendered by the Service Providers to the Company on a continuous basis in accordance with the provisions of clause 7.2;

1.1.15	"Continuous Services Agreements"	- means the individual agreements in relation to each Continuous Service which are agreed, completed and signed by or on behalf of the Parties and attached as Schedules;

1.1.16	"Continuous Service Fees"	- shall have the meaning given to this term in clause 9.2;

1.1.17	"Initial Period"	- means the period from the Signature Date until the first anniversary of the Closing Date;

1.1.18	"Nominated Bank Account"	- means the bank account specified by notice in writing by a Service Provider to the Company from time to time;

1.1.19	"Parties"	- means collectively APL, Anooraq and the Company; and "Party" means either one of them, as the context may require;

1.1.20	“Phase 3 Implementation Agreement”	-means the Phase 3 Implementation Agreement to be entered into on or about the Signature Date between Rustenburg Platinum Mines Limited, Plateau Resources (Proprietary) Limited and the Company;

1.1.21	"Prime Rate"	- means the rate of interest (nominal annual compounded monthly in arrears) from time to time published by The Standard Bank of

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South Africa Limited as its prime overdraft lending rate (a certificate from any manager of that bank, whose appointment or authority need not be proved, as to the prime rate at any time and the usual way in which it is calculated and compounded at such time shall, in the absence of manifest or clerical error, be final and binding on the Parties);

1.1.22	"Representatives"

- means, in relation to a Party, that Party's employees, representatives, officers, directors, consultants, agents, contractors and sub-contractors and, in the case of such contractors and sub-contractors, their employees, representatives, directors, officers, consultants, agents, contractors and sub-contractors;

1.1.23	"Schedule"	- means a schedule attached to this Agreement;

1.1.24	"Services"	- means collectively or individually, as the context may require, the Ad Hoc Services and the Continuous Services;

1.1.25	"Services Agreements"	- means collectively or individually, as the context may require, the Ad Hoc Services Agreements and the Continuous Services Agreements;

1.1.26	"the Service Providers"-	means APL and Anooraq, in their capacity as the provider of the Services under this Agreement and "Service Provider" means either one of them, as the context may require;

1.1.27	"Signature Date"-	means the date on which this Agreement shall have been signed by the last of the Parties (whether or not in counterpart);

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1.1.28	"South Africa"	- means the Republic of South Africa;

1.1.29	"VAT"	- means value-added tax calculated and levied in terms of the VAT Act;

1.1.30	“VAT Act”	- means the Value-Added Tax Act, 1991 (Act 89 of 1991), as amended from time to time; and

1.1.31	"Year"

- means in relation to a Continuous Services Agreement, a period of 12 consecutive calendar months commencing on the Commencement Date of such Continuous Services Agreement and on each anniversary thereof;

1.2	In this Agreement:

1.2.1	references to a statutory provision include any subordinate legislation made from time to time under that provision and include that provision as modified or re-enacted from time to time;

1.2.2

a reference to a "subsidiary" or "holding company" shall be construed in accordance with section 1 of the Companies Act 61 of 1973, save for the fact that the definition of such terms shall be deemed to include foreign companies;

1.2.3

words importing any particular gender include the other genders (i.e. the masculine, feminine and neuter genders, as the case may be); the singular includes the plural and vice versa; and natural persons include artificial persons and vice versa;

1.2.4

references to a "person" include a natural person, company, close corporation or any other juristic person or other corporate entity, a charity, trust, partnership, joint venture, syndicate, or any other association of persons;

1.2.5

if a definition imposes substantive rights and obligations on a Party, such rights and obligations shall be given effect to and shall be enforceable, notwithstanding that they are contained in a definition;

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1.2.6	any definition, wherever it appears in this Agreement, shall bear the same meaning and apply throughout this Agreement unless otherwise stated or inconsistent with the context in which it appears;

1.2.7

if there is any conflict between any definitions in this Agreement then, for purposes of interpreting any clause of this Agreement or paragraph of any Schedule, the definition appearing in that clause or paragraph shall prevail over any other conflicting definition appearing elsewhere in this Agreement;

1.2.8	clause headings are inserted for convenience only and shall not be used to interpret this Agreement;

1.2.9

where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day;

1.2.10

where the day upon or by which any act is required to be performed is not a Business Day, the Parties shall be deemed to have intended such act to be performed upon or by the next succeeding Business Day;

1.2.11

any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated as having not been written (i.e. pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction;

1.2.12

the use of any expression covering a process available under South African law (including, for example, a winding-up) shall, if any of the Parties is subject to the law of any other jurisdiction, be interpreted in relation to that Party as including any equivalent or analogous proceeding under the law of such other jurisdiction;

1.2.13	references to any amount shall mean that amount exclusive of VAT, unless the amount expressly includes VAT; and

1.2.14	the rule of construction that if general words or terms are used in association with specific words or terms which are a species of a

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particular genus or class, the meaning of the general words or terms shall be restricted to that same class (i.e. the eiusdem generis rule) shall not apply, and whenever the word "including" or "include/s" is used followed by specific examples, such examples shall not be interpreted so as to limit the meaning of any word or term to the same genus or class as the examples given.

1.3

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which are expressly provided to operate after any such expiration or termination, or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the relevant provisions themselves do not provide for this.

1.4

Each of the provisions of this Agreement has been negotiated by the Parties and drafted for the benefit of the Parties, and accordingly the rule of construction that the contract shall be interpreted against or to the disadvantage of the party responsible for the drafting or preparation of this Agreement (i.e. the contra proferentem rule), shall not apply.

2.	Introduction

2.1

The Parties wish to conclude this Agreement to regulate the terms and conditions under which each of APL and Anooraq agrees to provide Services to the Company in order to ensure a meaningful and effective transfer of skills from APL to the Company. This will ensure the long term sustainability of the Company and further Anooraq's objective of becoming a significant and independent platinum group metals producer in South Africa. It is the intention of the Parties that Anooraq will take over the provision of the Services in their entirety, as soon as possible.

2.2	It is acknowledged that the Service Providers have the necessary ability, expertise and know-how to perform and render, or to cause to be performed and rendered, the Services to the Company.

2.3

The Company wishes to appoint the Service Providers to perform and render to it, or to cause to be performed and rendered to it, the Services, and the Service Providers are willing to accept such appointment, on the terms set out below.

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3.	Appointment

The Company appoints the Service Providers, and the Service Providers accept such appointment, to perform and to render the Services to the Company on and in accordance with the terms of this Agreement.

4.	Relationship

The relationship between the Company and each of the Service Providers shall be that of independent contractor and client and nothing in this Agreement, whether expressed or implied, shall:

4.1	be construed as creating an employment or labour broking relationship between the Service Providers and/or their Representatives, on the one hand, and the Company on the other;

4.2	be construed as creating a partnership between the Parties;

4.3	constitute either Party as an agent or representative of the other Party; or

4.4

entitle either Party to bind or attempt to bind the other Party, or to represent to any third person that it has the authority to bind the other Party or to confer any obligation on the other Party, unless specifically mandated to do so in writing by the other Party.

5.	Non-Exclusivity

The appointment of the Service Providers as set out in clause 3 shall be on a non- exclusive basis and without derogating from the generality of the foregoing:

5.1	the Service Providers shall be entitled to render services which are or may be identical or similar to the Services to third parties; and

5.2	the Company shall be entitled to procure services which are or may be identical or similar to the Services from third parties, subject to the provisions of clause 9.3.

6.	Duration

6.1

This Agreement shall commence on the Signature Date and shall endure indefinitely, unless terminated on 3 months’ written notice by the Company to the Service Provider or otherwise terminated in accordance with the provisions of clauses 6.2, 12.4 or 14.

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6.2

If either of the Service Providers cease to hold directly or indirectly any shares in the Company, the applicable Service Provider shall be entitled to terminate this Agreement on 3 months' written notice to the Company, provided that any Ad Hoc Service that may be in the process of being performed at the time of any such termination, shall continue to be governed by the provisions of this Agreement (and this Agreement shall continue in force and effect for such limited purpose) and this Agreement shall terminate, in relation to such relevant Ad Hoc Service, after completion thereof.

6.3	Each individual

6.3.1

Continuous Services Agreement shall commence on the Commencement Date thereof and shall endure indefinitely until terminated in accordance with its terms or otherwise in accordance with the provisions of this Agreement;

6.3.2

Ad Hoc Services Agreement shall commence in accordance with its terms and shall endure until terminated in accordance with its terms or otherwise terminated in accordance with the provisions of this Agreement.

6.4

Subject to the provisions of clause 14.3.3, it is recorded that the termination of any individual Services Agreement in accordance with the provisions of clauses 6.3.1 or 6.3.2 will not affect the continuation of any other Services Agreements or this Agreement or any Services provided under this Agreement.

7.	Services

7.1	General

7.1.1	The Services shall (subject to the provisions of clauses 7.2 and 7.3) be rendered and performed by the Service Providers in terms of this Agreement.

7.1.2	The Service Providers shall perform and render the Services in a good and workmanlike manner and in accordance with generally accepted professional standards that may apply to the Services.

7.1.3

The Service Providers shall ensure that they have adequate employees or consultants or sub-contractors or other personnel available to render the Services in accordance with the provisions of this Agreement.

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7.1.4

The Parties acknowledge and agree that the Service Providers may sub- contract any part or the whole of the supply of the Services to their respective members of the APL Group or the Anooraq Group or, where appropriate and with the prior written consent of the Company, to a third party, provided that, subject to the provisions of clauses 10 and 11, the Service Providers shall remain liable to the Company for the due performance of any sub-contracted Services in accordance with the terms of this Agreement.

7.1.5

To the extent that either of the Service Providers retain or store any information, documents or records of the Company as a result of the provision of the Services, the applicable Service Provider shall ensure that such information, records or documents are made available to the Company on reasonable written notice by the Company to the applicable Service Provider.

7.1.6

It is acknowledged that the Service Providers and the Company may from time to time conclude Service Agreements in terms of which the applicable Service Provider shall render Services to subsidiaries of the Company (and not the Company itself).

7.2	Continuous Services

7.2.1

Each Service Provider shall from time to time enter into discussions with the Company in good faith in respect of the provision and rendering by it of Continuous Services to the Company. The relevant Service Provider and the Company shall be entitled to agree, from time to time, which services the Service Providers will perform and render to the Company as Continuous Services, subject to them agreeing, completing and signing a Continuous Services Agreement in respect of such services.

7.2.2

On entering into any Continuous Services Agreement, the Service Providers shall perform and render the Continuous Services to the Company on an ongoing basis, with effect from the relevant Commencement Date, in accordance with and subject to the provisions of this Agreement and the provisions and service levels set out in the relevant Continuous Services Agreement.

7.2.3	Every Continuous Services Agreement shall record the terms and conditions in terms of which the relevant Continuous Services shall be

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provided by the Service Providers to the Company. The terms and conditions of a Continuous Services Agreement are in addition to and supplement and shall be governed by and subject to the terms of this Agreement. In the event of an inconsistency or conflict between the provisions of this Agreement and the provisions of the Continuous Services Agreement, the provisions of the Continuous Services Agreement will prevail to the extent of the inconsistency or conflict, provided however that where there is any inconsistency or conflict between the provisions of clauses 10 and 11 of this Agreement and any of the provisions of any Continuous Services Agreement, the provisions of clauses 10 and 11 of this Agreement will prevail to the extent of the inconsistency or conflict.

7.3	Ad Hoc Services

7.3.1

Each Service Provider shall be entitled to agree, from time to time, with the Company which services it will perform and render to the Company as Ad Hoc Services on an ad hoc basis, after the Signature Date. Such Ad Hoc Services shall be provided in terms of this Agreement and on such further terms (including terms as to fees and payment) as may be agreed to between the Parties (“Ad Hoc Services Agreements”).

7.3.2

The terms and conditions of an Ad Hoc Services Agreement are in addition to and supplement and shall be governed by and subject to the terms of this Agreement. In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of any Ad Hoc Services Agreements, the provisions of the Ad Hoc Services Agreements will prevail to the extent of the inconsistency or conflict, provided however that where there is any inconsistency or conflict between the provisions of clauses 10 and 11 of this Agreement and any of the provisions of any Ad Hoc Services Agreements, the provisions of clauses 10 and 11 of this Agreement will prevail to the extent of the inconsistency or conflict.

8.	Obligations of the Company

8.1

At the Company's cost and to the extent that may be required by the Service Providers in order to enable the Service Providers to perform and render the Services in accordance with the provisions of, and to comply with their respective obligations under, this Agreement the Company shall timeously:

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8.1.1	provide all relevant information and data to the Service Providers;

8.1.2	make available to, and allow the Service Providers and their Representatives to access, at all reasonable times, all relevant databases, records and electronic systems;

8.1.3	make available to, and allow the Service Providers and their Representatives to access, at all reasonable times, all relevant premises;

8.1.4	make available to, and allow the Service Providers and their Representatives to access, at all reasonable times, all relevant equipment; and

8.1.5	make available to, and allow the Service Providers and their Representatives to access, at all reasonable times, suitably qualified Representatives of the Company as may be relevant.

8.2	The Company shall ensure that:

8.2.1

the information and data referred to in clause 8.1.1 and the databases, records and electronic systems referred to in clause 8.1.2 shall be accurate and correct in all material respects at all times and that use thereof by the Service Providers for purposes of performing and rendering the Services in accordance with the provisions of, and complying with its obligations under, this Agreement shall, to the extent necessary, be authorised (by all relevant authorities and other persons from whom such authorisation shall be required in terms of any applicable law and/or agreement such that use by the Service Providers does not infringe any third party rights) in terms of all relevant procedures. ;

8.2.2	the premises referred to in clause 8.1.3 and the equipment referred to in clause 8.1.4 shall at all relevant times:

8.2.2.1	be suitable for the purposes for which they may be required by the Service Providers;

8.2.2.2	be regularly cleaned and maintained; and

8.2.2.3	comply with all applicable health, safety and related legislation.

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9.	Service Fees

9.1

In consideration for performing and rendering the Ad Hoc Services, the Company shall pay to the Service Providers the fee agreed for such Ad Hoc Service (the “Ad Hoc Service Fee”), within 30 days after receipt by the Company of an invoice for such Ad Hoc Service Fee (or part thereof) from the applicable Service Provider, which invoice shall comply with the requirements of the VAT Act and shall contain reasonable detail to support any calculation of fees therein. The Service Providers shall render such invoice:

9.1.1	on completion of the Ad Hoc Services; or

9.1.2	on a monthly basis, if the Ad Hoc Services endure for more than one month; or

9.1.3	otherwise in accordance with the relevant Ad Hoc Services Agreement.

9.2

In consideration for the Service Providers performing and rendering the Continuous Services, the Company shall pay to such Party the service fees, which shall include VAT, as set out in, or otherwise calculated in accordance with, each Continuous Services Agreement ("the Continuous Service Fees"), within 30 days after the receipt by the Company of an invoice for such Continuous Service Fees from the Service Providers, which invoice shall comply with the VAT Act. The Service Providers shall render such invoices as stipulated in the relevant Continuous Services Agreement.

9.3

Notwithstanding the provisions of clause 5.2, to the extent that any retainer (being a fixed monthly (or other period) fee or charge) is identified in the Continuous Services Agreement as being payable by the Company, such retainer shall be payable by the Company to the Service Providers irrespective of whether or not the Company has requested any Continuous Services stipulated in the relevant Continuous Services Agreement to be performed by the Service Providers in any particular month.

9.4

APL acknowledges and agrees that for the duration of the Initial Period, any Ad Hoc Service Fees or Continuous Service Fees charged to the Company shall be no greater than the average fees that an APL Group company may charge to another APL Group company for the same or similar services (having due regard and giving recognition to the nature and extent of services and associated service levels). Following the expiry of the Initial Period, the Ad Hoc Service Fees or Continuous Service Fees shall be determined in

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accordance with the terms and conditions of the applicable Ad Hoc Services Agreement or Continuous Services Agreement.

9.5	The Company shall also reimburse the Service Providers for all costs actually incurred by them in performing and rendering the Services pursuant to this Agreement, including, without limitation:

9.5.1	all reasonable travel, accommodation and subsistence costs incurred in respect of their Representatives; and

9.5.2

all costs reasonably incurred by the Service Providers in consulting with external professional advisors in relation to the Services including, without limitation, costs incurred in consulting with accountants, legal advisors and banking advisors and professional advisors in the industry relevant to the Services (which external professional advisors the Service Providers may consult whenever reasonably necessary in performing and rendering the Services), provided that, where reasonably possible, the Service Providers, will, in co-operation with the Company, procure that the Company instructs the relevant external professional advisor directly, and that the Company is invoiced by such external professional advisor directly; and

9.5.3	all costs reasonably incurred by the Service Providers in appointing sub- contractors as set out or referred to or otherwise provided for in any Services Agreement,

within 30 days after receipt by the Company of an invoice for such costs from the Service Providers, which invoice shall comply with the requirements of the VAT Act and shall contain reasonable detail to support any calculation of fees therein.

9.6	All amounts payable to the Service Providers in terms of or in connection with this Agreement shall be paid into the relevant Nominated Bank Account, without any set-off or deduction whatsoever.

9.7

If any amount which shall be due and payable in accordance with the provisions of this Agreement is not paid or discharged on due date therefor, the outstanding amount shall bear interest at the Prime Rate, calculated on and with effect from the due date for payment or discharge thereof up to and including the date of actual payment or discharge thereof.

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9.8	The Service Providers shall keep, for a period of 5 years from the date of any Services invoice, copies of all documents and records that relate to such invoice, and the calculations recorded therein.

10.	Liability of the Service Providers

10.1

Notwithstanding any other provision of this Agreement, none of the Service Providers, any company in the APL Group or the Anooraq Group, as the case may be, or any of their respective officers, directors or employees shall be liable to the Company or any other person, for any actual or contingent losses, claims, liabilities, damages, costs or expenses of any nature whatsoever which the Company or any other person may suffer or incur as a result of or in connection with the performance or rendering of the Services (including any act or omission) by the Service Providers or their Representatives in terms of this Agreement, except by reason of, and to the extent of, the Service Providers or their Representatives (as the case may be) gross negligence and/or wilful misconduct or fraud, provided that any such liability shall be limited as follows:

10.1.1	in relation to any particular Ad Hoc Service giving rise to such liability, any such liability shall be limited to the Ad Hoc Service Fee paid by the Company in relation to such Ad Hoc Service; and

10.1.2

in relation to any Continuous Service giving rise to such liability, any such liability shall be limited to the total liability amount calculated in accordance with the provisions of clause 10.2, provided that all liabilities arising in relation to such Continuous Service in that Year shall, in aggregate, be limited to the total liability amount calculated in accordance with the provisions of clause 10.2.

10.2	The total liability amount referred to in clauses 10.1.2 shall be calculated in accordance with the following formula:

Rt = 12 x Ry
z

where:	Rt	is the total liability amount to be calculated;

	Ry	is the total Continuous Service Fees amount paid to the applicable Service Provider in relation to the relevant

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Continuous Service, since the start of the Year in which the liability arises; and

z	is the number of completed calendar months that have elapsed since the start of the Year in which the liability arises.

By way of example, if 4 months of the Year in which the liability arises have elapsed, and the total Continuous Service Fees paid by the Company to the applicable Service Provider over that 4 month period, in relation to the relevant Continuous Service, is R200 000, then the total liability amount to be calculated will be R 600 000 (being 12 x R2000004     , in accordance with the formula set out above).

10.3	Notwithstanding any other provision of this Agreement, in no event will:

10.3.1	the Service Providers be liable to the Company for any indirect or consequential loss or damages; or

10.3.2	the Company be liable to the Service Providers for any indirect or consequential loss or damages.

10.4

The Service Providers shall not be responsible for any delay in providing, or failure to provide, any of the Services if the delay or failure results from the Company's failure to comply with any or all of its obligations in clause 8.

11.	Indemnity

11.1

Without prejudice to any of the rights of the Service Providers or any company in either the APL Group or Anooraq Group, as the case may be, or any of their respective officers, directors or employees (together, the "Indemnified Parties") at law or in terms of any other provision of this Agreement, the Company shall indemnify each of the Indemnified Parties against all actual and contingent losses, claims, liabilities, damages, costs (including, without limitation, legal costs on the scale as between attorney and own client and any additional legal costs) and expenses of any nature whatsoever which any of the Indemnified Parties may suffer or incur as a result of or in connection with the performance or rendering of the Services (including any act or omission) by the Service Providers, or any of their Representatives in terms of this Agreement ("Indemnified Loss"), except by reason of, and to the extent

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of such Service Provider or its Representative's (as the case may be) gross negligence and/or wilful misconduct or fraud.

11.2

The Service Providers shall not admit any liability in respect of any claim which may be made in respect of any Indemnified Loss. The applicable Service Provider shall notify the Company of any such claim within a reasonable time after it becomes aware of such claim, to enable the Company to contest such claim.

11.3

The Service Providers give the Company authority to defend, compromise or settle the Indemnified Loss at the Company's own cost, but subject to such conditions and restrictions as the applicable Service Provider may reasonably stipulate if the Company's actions in relation to the Indemnified Loss could have implications outside of the actual liability concerned for the applicable Service Provider or any company in the APL Group or Anooraq Group, as the case may be. The applicable Service Provider shall act in accordance with the reasonable instructions of the Company in relation to such defence, compromise or settlement and shall give to the Company such assistance as it shall reasonably require in defending, settling or otherwise resolving the Company's liability.

11.4

The Company shall be obliged to pay the relevant Indemnified Parties the amount of any Indemnified Loss suffered or incurred by them as soon as they are obliged to pay the amount thereof (in the case of any Indemnified Loss which involves a payment by them) or as soon as they suffer the Indemnified Loss (in the case of an Indemnified Loss which does not involve a payment by them). If any Indemnified Party makes any payment in respect of the Indemnified Loss, the applicable Service Provider shall provide the Company with proof of such payment.

12.	Force Majeure

12.1

Should either Party ("the Affected Party") be prevented from fulfilling any of its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) in terms of this Agreement in respect of the Services as a result of an Event of Force Majeure (as defined in clause 12.3), then:

12.1.1	those obligations shall be deemed to have been suspended to the extent that, and for so long as, the Affected Party shall so be prevented from

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fulfilling them and the corresponding obligations of the other Party ("the Unaffected Party") shall be suspended to the corresponding extent;

12.1.2

the Affected Party shall promptly notify the Unaffected Party in writing of such Event of Force Majeure, and such notice shall include an estimation of the approximate period for which the suspension in terms of clause 12.1.1 will endure. Such estimate shall not be binding on the Affected Party; and

12.1.3

the duration of any period in which any Services affected by the Event of Force Majeure shall have been agreed to be performed, as well as each period within which, and each date by which, any obligation shall be required to be performed in terms of this Agreement, shall be extended or postponed, as the case may be, by the period of suspension in terms of clause 12.1.1.

12.2

In the event that the Affected Party shall partially or completely cease to be prevented from fulfilling its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) by the Event of Force Majeure, the Affected Party shall immediately give written notice to the Unaffected Party of such cessation, and the Affected Party shall, as soon as possible, fulfil its obligations which shall previously have been suspended; provided that, in the event, and to the extent that, fulfilment shall no longer be possible or the Unaffected Party shall have given written notice that it no longer requires such fulfilment, the Affected Party shall not be obliged to fulfil its suspended obligations, and the Unaffected Party shall not be obliged to fulfil its corresponding obligations.

12.3

An "Event of Force Majeure" shall mean any event of circumstance whatsoever which shall not be within the reasonable control of the Affected Party including vis major, casus fortuitus, any act of God, strike, theft, fire, explosion, riot, insurrection or other civil disorder, war (whether declared or not) or military operations, international restrictions, any requirement of any international authority, any requirement of any government or other competent local authority, any court order, export control and shortage of transport facilities.

12.4

In the event that the Affected Party shall be unable to perform any of its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) in terms of this Agreement for a period of more than

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40 Business Days as a result of any Event of Force Majeure, the Unaffected Party shall be entitled to cancel this Agreement by giving 30 Business Days' written notice to that effect to the Affected Party, provided that in relation to the Services provided by the Service Providers, if the applicable the Service Provider shall be able to provide some or part of the Services in terms of this Agreement, the Company shall not be entitled to cancel this Agreement, and the Parties undertake to amend the scope of the Services to be provided by the Service Providers in terms of this Agreement accordingly. Further, the Company shall be entitled to procure those Services affected by the Event of Force Majeure from any third party.

12.5

Subject to clause 12.4, in the event that either of the Service Providers, as the Affected Party, shall be unable to perform any of the Services in terms of this Agreement at any time as a result of an Event of Force Majeure, the Company, as the Unaffected Party, shall be entitled to procure the relevant service from any third party for as long as the Affected Party shall be unable to perform such Service.

13.	Confidentiality

13.1	Each Party irrevocably and unconditionally acknowledges that the unauthorised disclosure of the other Party's Confidential Information may give rise to substantial damage to the other Party.

13.2	Each Party irrevocably and unconditionally undertakes to the other Party that:

13.2.1	any Confidential Information of the other Party in its possession or under its control will be maintained under conditions of strict confidentiality;

13.2.2

Confidential Information of the other Party has been or will be made available to only those of its Representatives and relevant companies of the APL Group and/or the Anooraq Group (“Affiliates”) who need to know such Confidential Information for the purpose of performing its obligations under this Agreement and to its professional advisers for purposes of enforcing and protecting its rights under this Agreement;

13.2.3

it will ensure that those Representatives and Affiliates comply with the provisions of this clause 13 and will be liable for any non-compliance by such Representatives and Affiliates with the provisions of this clause 13;

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13.2.4

it will not disclose any Confidential Information of the other Party to any other person or entity without the prior written consent of the other Party, provided that, subject to clause 13.5, it shall be entitled to disclose such information if required by law or by any regulatory authority; and

13.2.5

other than to perform its obligations under this Agreement, it will not use or copy any of the other Party’s Confidential Information for any purpose without the prior written consent of the other Party.

13.3

Each Party irrevocably and unconditionally undertakes in favour of the other Party that if it becomes aware that there has been, as a result of or in the course of the performance of this Agreement, unauthorised disclosure or use of the Confidential Information of the other Party, it shall promptly bring the matter to the attention of the other Party in writing.

13.4	This clause 13 shall not apply to information which:

13.4.1

becomes generally available to the public other than as a result of a breach of this Agreement or a breach of a confidentiality obligation owed to the Party to whom such Confidential Information relates (and the other Party could not reasonably have been aware of such breach);

13.4.2

a Party can show by written record made prior to disclosure was made available by the other Party on a non-confidential basis, provided that, for the purposes of this sub-clause, any information made available by the Company to APL shall be deemed to have been made on a confidential basis;

13.4.3

becomes available to a Party from a source other than the other Party (being the Party to whom such Confidential Information relates) and there has not been a breach of a confidentiality obligation owed to the Party to whom such Confidential Information relates of which the other Party should have reasonably been aware; or

13.4.4	is, at the time of disclosure, in the public domain.

13.5

For the avoidance of doubt, no provision of this Agreement shall be construed in such a way that a Party disclosing Confidential Information ("the Disclosing Party") to the other Party ("the Receiving Party") is deemed to have granted its consent to the Receiving Party to disclose the whole or any part of the Confidential Information notwithstanding that:

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13.5.1

the Receiving Party receives a request for the whole or any part of the Confidential Information in terms of the provisions of the Promotion of Access to Information Act, No. 2 of 2000, as amended (“the Act”);or

13.5.2	the Disclosing Party has previously disclosed any of its Confidential Information to a third party in terms of the provisions of the Act or any other law or court order.

13.6

Subject to the provisions of clause 13.7, the Parties agree that the disclosure of Confidential Information by the Receiving Party otherwise than in accordance with the provisions of this Agreement shall entitle the Disclosing Party to institute action for breach of confidence against the Receiving Party as envisaged by section 65 of the Act, as amended.

13.7

The Parties acknowledge that the provisions of clause 13.6 shall not be construed in such a manner as to exclude the applicability of any ground of refusal contained in the Act which may be applicable in the event that the Receiving Party shall receive a request for the whole or any part of the Confidential Information in terms of the Act.

13.8	The provisions of this clause 13 shall continue to apply for a period of 5 years after the termination or expiry of this Agreement for any reason.

14.	Default

14.1	If a Party:

14.1.1	takes steps to place itself, or is placed, in liquidation, whether voluntarily or compulsorily, or in judicial management, in either case whether provisionally or finally;

14.1.2	takes steps to de-register itself or is de-registered;

the Party shall be in default.

14.2

Subject to any express provision to the contrary contained in this Agreement, if a Party commits a material breach of any provision of this Agreement or any provision of any Services Agreement and fails to remedy the breach within 14 days after it receives written notice to do so, provided that:

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14.2.1

if the breach can reasonably be remedied within a shorter period, the Party giving the notice may specify that shorter period in the notice and the Party in default shall remedy the breach within that period;

14.2.2

if the breach cannot reasonably be remedied within such 14 day period, the Party in default shall be entitled to an extension, not exceeding a further 14 days, to remedy the breach, on condition that the Party in default provides evidence to the reasonable satisfaction of the other Party within such 14 days that effective steps to remedy the breach have been initiated and continues to provide such evidence on an ongoing basis that the steps are being expeditiously pursued;

the Party shall be in default.

14.3

If a Party is in default (“the Defaulting Party”), the other Party ("the Aggrieved Party") shall be entitled, at its option without prejudice to any other right that it may have under this Agreement or at law:

14.3.1	to uphold this Agreement against the Defaulting Party and sue for specific performance of the Defaulting Party’s obligations to it under this Agreement, with or without a claim for damages; or

14.3.2	to uphold this Agreement against the Defaulting Party and sue for damages; or

14.3.3	to cancel:

14.3.3.1	this Agreement together with all the Services Agreements, if the default arises:

14.3.3.1.1	in terms of clause 14.1; or

14.3.3.1.2

as a result of a breach in terms of clause 14.2, which breach is, when considered against all Services performed and rendered by the applicable Service Provider to the Company at the time, a material breach of this Agreement and/or the Services Agreements viewed as a whole (rather than a material breach of only the relevant Services Agreement); or

14.3.3.2	the relevant Services Agreement only, if the default arises as a result of a breach in terms of clause 14.2, which breach is, when considered against all Services performed and rendered by the

25.

applicable Service Provider to the Company at the time, a material breach of only the relevant Services Agreement (rather than a material breach of this Agreement and/or the Services Agreements viewed as a whole), with or without a claim for damages, in which case written notice of the cancellation shall take effect on the giving of the notice.

14.4

The termination of this Agreement in relation to one of the Service Providers for any reason whatsoever shall not affect the rights and obligations as between the remaining Service Provider and the Company and the terms and conditions of this Agreement shall remain in full force and effect and apply mutatis mutandis to the remaining Service Provider and the Company.

15.	Dispute resolution and arbitration

15.1	separate, divisible agreement

This clause is a separate, divisible agreement from the rest of this Agreement and shall:

15.1.1

not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this clause. The Parties intend that any such issue shall at all times be and remain subject to arbitration in terms of this clause; and

15.1.2	remain in effect even if the Agreement expires or terminates for any reason whatsoever.

15.2	disputes subject to dispute resolution and arbitration

Save as may be expressly provided for elsewhere in this Agreement for the resolution of particular disputes, any other dispute arising out of or in connection with this Agreement or the subject matter of this Agreement, including without limitation, any dispute concerning:

15.2.1	the existence of the Agreement apart from this clause;

15.2.2	the interpretation and effect of the Agreement;

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15.2.3	the Parties' respective rights or obligations under the Agreement;

15.2.4	the rectification of the Agreement;

15.2.5	the breach, expiry or termination of the Agreement or any matter arising out of the breach, expiry or termination;

15.2.6	damages arising in delict, compensation for unjust enrichment or any other claim, whether or not the rest of the Agreement apart from this clause is valid and enforceable; and

15.2.7	Services or Services Agreements,

shall be referred to dispute resolution as set out in clause 15.3.

15.3	dispute resolution

15.3.1

If the Parties are unable to resolve any dispute within 10 Business Days after either Party in writing requests that the dispute be resolved, then the dispute shall be submitted to and decided by representatives nominated by each Party (“the Nominated Representatives”).

15.3.2

If the Nominated Representatives are unable to resolve any dispute within 10 Business Days after either Nominated Representative in writing requests that the dispute be resolved, then the dispute shall be submitted to and decided by the Chief Executive Officers or their designates ("the CEO's") of each Party.

15.3.3

If the CEO's are unable to resolve any dispute within 10 Business Days after either CEO in writing requests that the dispute be resolved, then the dispute shall be submitted to and decided by arbitration as set out in this clause.

15.4	appointment of arbitrator

The Parties shall agree on the arbitrator who shall be an attorney or advocate on the panel of arbitrators of the Arbitration Foundation of Southern Africa ("AFSA"). If agreement is not reached within 10 Business Days after either Party calls in writing for such agreement, the arbitrator shall be an attorney or advocate nominated by the Registrar of AFSA for the time being.

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15.5	venue and period for completion of arbitration

The arbitration shall be held in Johannesburg and the Parties shall endeavour to ensure that it is completed within 90 days after notice requiring the claim to be referred to arbitration is given.

15.6	AFSA rules

The arbitration shall be held in accordance with the commercial arbitration rules of AFSA.

15.7	binding nature of arbitration

The Parties irrevocably agree that the decision of the arbitrator:

15.7.1	shall be binding on them;

15.7.2	shall be carried into effect; and

15.7.3	may be made an order of any court of competent jurisdiction.

15.8	application to court for urgent interim relief

Nothing contained in this clause 15 shall prohibit a Party from approaching any court of competent jurisdiction for urgent interim relief pending determination of the dispute by arbitration.

16.	Intellectual Property Rights

16.1

Unless otherwise agreed between the Parties in writing, the Service Providers, will own all right, title and interest in and to any intellectual property, including (without limitation) all copyright, patents, trade marks, trade names, designs, trade secrets, Confidential Information and know-how, whether registered or unregistered, created in relation to or pursuant to that Service Provider rendering or performing the Services and in any work, material, product, item or thing created in relation to or pursuant to any service being rendered in terms of this Agreement (together, "Intellectual Property Rights") from the moment when such Intellectual Property Rights are created or come into existence, including (without limitation) any Intellectual Property Rights that are developed, improved or enhanced pursuant to this Agreement.

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16.2

The Service Providers hereby grant the Company a royalty-free, non- exclusive, non-transferable licence (without the right to sub-licence) to use the Intellectual Property Rights in South Africa for the following purposes only:

16.2.1	internal business purposes; and

16.2.2	directly for the purpose for which the service to which the relevant Intellectual Property Right relates is provided.

17.	Miscellaneous matters

17.1	postal addresses

17.1.1	Any written notice in connection with this Agreement may be addressed:

17.1.1.1	in the case of APL to:

address :	13th Floor
55 Marshall Street
Johannesburg
2001
South Africa
fax no :	+2711 373-5111

and marked for the attention of the Company Secretary.

17.1.1.2	in the case of Anooraq to:

address :	82 Grayston Drive
Sandton
Johannesburg
South Africa
fax no :	+27 11 883 0831

and marked for the attention of The Chief Financial Officer.

17.1.1.3	in the case of the Company to:

address :	13th Floor
55 Marshall Street
Johannesburg
2001
fax no :	+2711 373-5111

and marked for the attention of The Company Secretary.

17.1.2	The notice shall be deemed to have been duly given:

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17.1.2.1

on delivery, if delivered to the Party's physical address in terms of either clause 17.1.1.1 or clause 17.1.1.2 or clause 17.2.1.3 between 08h30 and 17h00 on a Business Day (or on the first Business Day after that if delivered outside such hours);

17.1.2.2	on despatch, if sent to the Party's then fax number between 08h30 and 17h00 on a Business Day (or on the first Business Day after that if despatched outside such hours);

unless the addressor is aware, at the time the notice would otherwise be deemed to have been given, that the notice is unlikely to have been received by the addressee through no act or omission of the addressee.

17.1.3

A Party may change that Party's address to another postal address in South Africa or fax number for this purpose, by notice in writing to the other Party, such change to be effective only on and with effect from the 7th Business Day after the giving of such notice.

17.1.4

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate service of such written notice or communication to that Party notwithstanding that the notice or communication was not sent to or delivered or served at that Party's chosen address in clause 17.1.1.

17.2	postal address

17.2.1	The Parties choose the following physical addresses at which documents in legal proceedings in connection with this Agreement may be served (i.e. their domicilia citandi et executandi):

17.2.1.1	in the case of APL to:

	address	13th Floor
55 Marshall Street
Johannesburg

17.2.1.2	in the case of Anooraq to:

	address	82 Grayston Drive
Sandton
Johannesburg

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17.2.1.3	in the case of the Company to:

	address	13th Floor
55 Marshall Street
Johannesburg

17.2.2

A Party may change that Party's address to another physical address in South Africa for this purpose, by notice in writing to the other Party, such change to be effective only on and with effect from the 7th Business Day after the giving of such notice.

17.2.3

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate service of such written notice or communication to that Party notwithstanding that the notice or communication was not sent to or delivered or served at that Party's chosen address in clause 17.1.1.

17.3	entire contract

This Agreement (read together with the Services Agreements, as may be relevant) contains all the express provisions agreed on by the Parties with regard to the subject matter thereof, and supersedes and novates in its entirety any previous understandings or agreements among the Parties in respect thereof; and the Parties waive the right to rely on any alleged provision not expressly contained in this Agreement (read together with the Services Agreements, as may be relevant).

17.4	no stipulation for the benefit of a third person

Save for the provisions of clauses 10 and 11, and save as is expressly provided for elsewhere in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of a third person (i.e. a stipulatio alteri) which, if accepted by the person, would bind any Party in favour of that person.

17.5	no representations

A Party may not rely on any representation (whether or not made innocently, negligently or deliberately) which allegedly induced that Party to enter into this Agreement, unless the representation is recorded in this Agreement.

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17.6	variation, cancellation and waiver

No contract varying, adding to, deleting from or cancelling this Agreement, and no waiver of any right under this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

17.7	indulgences

No indulgence granted by a Party to the other Party shall constitute a waiver of any of that Party's rights under this Agreement; accordingly, that Party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other Party which may have arisen in the past or which may arise in the future.

17.8	cession and delegation

17.8.1

Save as expressly provided for herein and subject to clause 17.8.2, neither Party may cede any or all of that Party's rights or delegate any or all of that Party's obligations under this Agreement, without the prior written consent of the other Party.

17.8.2	Notwithstanding clause 17.8.1, both APL and Anooraq shall be permitted to cede any or all of its rights or delegate any or all of its obligations under this Agreement to:

17.8.2.1	in the case of APL, any company that is incorporated in South Africa and is a wholly owned subsidiary of Anglo American South Africa Limited or a wholly owned subsidiary of APL; and

17.8.2.2	in the case of Anooraq, any company that is incorporated in South Africa and is a wholly owned subsidiary of Plateau Resources (Proprietary) Limited.

17.9	applicable law

This Agreement is to be governed, interpreted and implemented in accordance with the laws of South Africa.

17.10	jurisdiction of South African courts

Subject to the provisions of clause 15, the Parties consent to the non- exclusive jurisdiction of the Witwatersrand Local Division of the High Court of

32.

South Africa, for any proceedings arising out of or in connection with this Agreement.

17.11	signature in counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

17.12	good faith

The Parties undertake to observe the utmost good faith in their dealings with each other arising from or in connection with this Agreement.

17.13	co-operation

Each of the Parties undertakes at all times to do all such things, perform all such acts and take all such steps, and to procure the doing of all such things, within its power and control, as may be open to it and necessary for and incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

33.

Signed at	on	2008
Witness:		for ANGLO PLATINUM LIMITED

Signed at	on	2008
Witness:		for ANOORAQ RESOURCES
		CORPORATION

Signed at	on	2008
Witness:		for RICHTRAU NO. 179
		(PROPRIETARY) LIMITED